Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE

Ocwen Successfully Extends Corporate Debt Maturities to December 2020 and December 2022

West Palm Beach, FL – (December 5, 2016) Ocwen Financial Corporation, (NYSE: OCN) (“Ocwen” or the “Company”), a leading financial services holding company, today announced the completion of the settlement of the previously announced Exchange Offer by its subsidiary Ocwen Loan Servicing, LLC (“OLS”) pursuant to which OLS issued $346.9 million aggregate principal amount of 8.375% Senior Secured Second Lien Notes due 2022 (the “New Second Lien Notes”) in exchange for $346.9 million aggregate principal amount (or 99.1%) of Ocwen’s 6.625% Senior Notes due 2019 (the “Existing Notes”) that had been tendered in the Exchange Offer. The Exchange Offer was purely a debt-for-debt exchange offer and none of OLS, Ocwen or any of their subsidiaries received any cash proceeds from the transaction.

Ocwen also announced that concurrently with the closing of the Exchange Offer, OLS entered into a new Senior Secured Term Loan Facility (the “SSTL”), with an initial interest rate of 6.0%. The SSTL provides for a $335 million term loan credit facility with a maturity date of December 5, 2020, and is refinancing the prior senior secured term loan that had a maturity date of February 15, 2018 and an interest rate of 5.5%. The SSTL refinancing was predominantly a debt-for-debt refinancing and, after allowing for payment of expenses on both transactions and original issue discount on the SSTL refinancing, none of OLS, Ocwen or any of their subsidiaries received net cash proceeds from these transactions.

“We are very pleased to have successfully completed these two important refinancing transactions,” commented Ron Faris, President and CEO.

The SSTL and New Second Lien Notes are jointly and severally guaranteed by Ocwen, Ocwen Mortgage Servicing, Inc., Homeward Residential Holdings, Inc., Homeward Residential, Inc. and Automotive Capital Services, Inc. (collectively, the “Guarantors”). The New Second Lien Notes and the related guarantees will be unsubordinated obligations of OLS and the Guarantors, respectively, and will be secured (subject in each case to certain exceptions and permitted liens) by a second-priority lien on the assets of OLS and the Guarantors that secure the SSTL (the “Collateral”). The lien on the Collateral securing the New Second Lien Notes will be junior to the first priority lien securing the SSTL.

The New Second Lien Notes have not been registered with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities laws. The New Second Lien Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

In the settlement of the Exchange Offer, OLS delivered the Total Exchange Consideration of $1,000 principal amount of New Second Lien Notes for each $1,000 principal amount of Existing Notes that were validly tendered in the Exchange Offer, including Existing Notes that were tendered after the Early Tender Date of 5:00 pm on November 15, 2016.

About Ocwen Financial Corporation

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, originates and services loans. We are headquartered in West Palm Beach, Florida, with offices throughout the United States and in the U.S. Virgin Islands and operations in India and the Philippines. We have been serving our customers since 1988. We may post information that is important to investors on our website (www.Ocwen.com)

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Our business has been undergoing substantial change which has magnified such uncertainties. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements. Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. In the past, actual results have differed from those suggested by forward-looking statements and this may happen again.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: our servicer and credit ratings as well as other actions from various rating agencies, including the impact of downgrades of our servicer and credit ratings; adverse effects on our business as a result of regulatory investigations or settlements; reactions to the announcement of such investigations or settlements by key counterparties; increased regulatory scrutiny and media attention, uncertainty related to claims, due to rumors or otherwise, litigation and investigations brought by government agencies and private parties regarding our servicing, foreclosure, modification and other practices, including uncertainty related to past, present or future investigations and settlements with state regulators, the CFPB, State Attorneys General, the SEC, Department of Justice or HUD and actions brought under the False Claims Act by private parties on behalf of the United States of America regarding incentive and other payments made by governmental entities; any adverse developments in existing legal proceedings or the initiation of new legal proceedings; our ability to effectively manage our regulatory and contractual compliance obligations; our ability to contain and reduce our operating costs, including our ability to successfully execute on our cost improvement initiative; the adequacy of our financial resources, including our sources of liquidity and ability to sell, fund and recover advances, repay borrowings and comply with debt covenants, including the financial and other covenants contained in them; volatility in our stock price; the characteristics of our servicing portfolio, including prepayment speeds along with delinquency and advance rates; our ability to successfully modify delinquent loans, manage foreclosures and sell foreclosed properties; uncertainty related to legislation, regulations, regulatory agency actions, government programs and policies, industry initiatives and evolving best servicing practices; as well as other risks detailed in Ocwen’s reports and filings with the Securities and Exchange Commission (SEC), including its annual report on Form 10-K for the year ended December 31, 2015 and its current and quarterly reports since such date. Anyone wishing to understand Ocwen’s business should review its SEC filings. Ocwen’s forward-looking statements speak only as of the date they are made and, we disclaim any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION CONTACT:

Investors:	Media:
Stephen Swett	John Lovallo	Dan Rene
T: (203) 614-0141	T: (917) 612-8419	T: (202) 973 -1325
E: shareholderrelations@ocwen.com	E: jlovallo@levick.com	E:drene@levick.com